Exhibit 10.7

Viking Parent Inc.
2010 Equity Incentive Plan

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (the “Award Agreement”) is made effective as of                                    (the “Date of Grant”), between Armored AutoGroup Parent Inc., a Delaware corporation (the “Company”), and                              (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Viking Parent Inc. 2010 Equity Incentive Plan (as amended, the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement.  Capitalized terms not otherwise defined herein (including in Section 10) shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.             Grant of the Option.  The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of                      Shares, subject to adjustment as set forth in the Plan.  One-third (1/3) of the Shares subject to the Option (i.e.,                      Shares) shall vest based upon the passage of time as set forth herein (the “Time Award”), and two-thirds (2/3) of the Shares subject to the Option (i.e.,                    Shares) shall vest based upon achievement of specified performance goals as set forth herein (the “Performance Award”).  The Option is intended to be a nonqualified stock option.

2.             Option Price.  The purchase price of the Shares subject to the Option shall be $             per Share (the “Option Price”), subject to adjustment as set forth in the Plan.

3.             Vesting.  Subject to the Participant’s continued Service on each vesting date:

(a)           Time Award.  The Time Award shall vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of the Date of Grant, such that twenty percent (20%) of the Shares subject to such Time Award shall vest on each such anniversary.

(b)           Accelerated Vesting Upon Change of Control.  The Time Award shall, to the extent not then vested, become immediately fully vested upon the occurrence of a Change in Control (so long as the Participant remains in Service on the applicable Change of Control Date).

(c)           Performance Award.  The Performance Award shall vest as follows: (i) fifty percent (50%) of the Performance Award shall vest upon the earlier to occur of a Measurement Date on which the Committee determines in good faith that (x) the Sponsor Inflows through such date are at least two (2.0) times the Sponsor Outflows through such Measurement Date or (y) the Sponsor Inflows through such date are sufficient to generate a seventeen percent (17%) Sponsor IRR on such date and (ii) one hundred percent (100%) of the Performance Award shall vest upon the earlier to occur of a Measurement Date on which the Committee determines in good faith that (x) the Sponsor Inflows through such date are at least two and a half (2.5) times the Sponsor Outflows through such Measurement Date or (y) the Sponsor Inflows through such date are sufficient to generate a twenty two percent (22%) Sponsor IRR on such date.  There shall be no proportionate or partial vesting in the periods prior to the full achievement of the specified performance goals set forth above and all vesting shall occur only on the date such performance goals have been satisfied, as determined by the Committee, in its sole discretion, subject to the Participant’s continued Service on each applicable vesting date; provided, however, in the event that any of the foregoing performance targets are achieved but, after giving effect to the vesting, exercise or settlement of any outstanding equity awards on or immediately prior to the applicable Measurement Date, the Sponsor Inflows or Sponsor IRR, as applicable, would be less than the applicable target level, the Performance Award shall only vest to the extent the applicable performance target would otherwise be achieved after giving effect to the vesting, exercise or settlement of any outstanding equity awards on or immediately prior to the applicable Measurement Date.  For the avoidance of doubt, all Awards granted under the Plan shall be treated substantially similar for purposes of the immediately preceding proviso.

(d)           Vested Portion.  At any time, the portion of the Option which has become vested as described in this Section 3 is hereinafter referred to as the “Vested Portion”.  The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a).

(e)           Termination of Service.

(i)            Notwithstanding anything set forth herein to the contrary, if the Participant’s Service is terminated by the Company for Cause or by the Participant without Good Reason (other than as a result of the Participant’s death or Permanent Disability), in each case, within the two (2) year period following the Date of Grant, then (i) the Option (including any Vested Portion) shall be canceled and forfeited on the date of such termination of Service and (ii) the Company shall have the right to repurchase, pursuant to Article VI of the Stockholders Agreement, any Shares acquired upon exercise of this Option at the lower of the Fair Market Value of such Shares and the per Share Option Price paid by the Participant for such Shares.

(ii)           Notwithstanding anything set forth herein to the contrary, if the Participant’s Service is terminated by the Company without Cause, by the Participant for Good Reason or due to the Participant’s death or Permanent Disability, in each case, within the two (2) year period following the Date of Grant, then (A) an aggregate of forty percent (40%) of the Time Award (i.e., taking into account any portion of the Time Award that had previously vested) shall immediately become vested as of the date of such termination of Service and the remaining portion of the Time Award shall be canceled and forfeited and (B) any Vested Portion of the Performance Award shall remain exercisable for the period set forth in Section 4(a) and the remaining portion of the Performance Award shall be canceled and forfeited as of the date of such termination of Service.

(iii)          Except as otherwise provided in Sections 3(e)(i) or 3(e)(ii), if the Participant’s Service is terminated for any reason, the Option shall, to the extent not then vested, be cancelled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a), and shall thereafter be deemed terminated and forfeited without consideration in all respects.

4.             Exercise of Option.

(a)           Period of Exercise.  Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)            the tenth (10th) anniversary of the Date of Grant;

(ii)           the date that is sixty (60) days following termination of the Participant’s Service for any reason other than death, Permanent Disability or Cause;

(iii)          the date that is one hundred eighty (180) days following termination of the Participant’s Service due to Permanent Disability;

(iv)          the date that is one (1) year following termination of the Participant’s Service due to death; and

(v)           the date of termination of the Participant’s Service by the Company for Cause.

(b)           Method of Exercise.

(i)            Subject to Section 4(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price and taxes required to be withheld.  In the event the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option.  Notwithstanding anything to the contrary in the Plan, the payment of the Option Price may be made at the election of the Participant (A) in cash or its equivalent (e.g., by cashiers or certified check), or (B) following an Initial Public Offering, and subject to any other requirement or restriction in this Award Agreement or the Stockholders Agreement, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.  The Committee may prescribe or permit, in its sole discretion, any other method of payment that it determines to be consistent with applicable law.  Neither the Participant nor the Participant’s representative shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)           Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Option may not be exercised prior to (A) the Participant’s execution of a joinder to the Stockholders Agreement and such other agreement as the Committee may request, in each case in form and substance satisfactory to the Committee, (B) the Participant making or entering into any such written representations, warranties and agreements as the Committee may request in order to comply with applicable securities laws, with this Award Agreement or otherwise, and (C) the completion of any registration or qualification of the Option or the Shares under applicable securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)          Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)          In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable during the period set forth in Section 4(a) by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)           The Participant understands that the Stockholders Agreement contains significant restrictions on the transfer of the Shares purchased upon exercise of the Option and contains repurchase rights for such Shares in favor of the Company or its designee upon the Participant’s termination of Service.

5.             No Right to Continued Service.  The granting of the Option evidenced by this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any of its Affiliates may have to terminate the Service of the Participant.

6.             Securities Laws/Legend on Certificates.  The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.  The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares under the Plan or Awards, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon.  If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, each Participant by or to whom such security would be purchased or issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

7.             Transferability.  The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee or the Board shall have been furnished with written notice thereof and a copy of such evidence as the Committee or the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.  During the Participant’s lifetime, the Option is exercisable only by the Participant.

8.             Adjustment of Option.  Any adjustments to the Option (or any of the Shares underlying the Option) shall be made in accordance with the terms of the Plan.

9.             Non-Competition and Confidentiality.  In consideration of the Option granted herein, the Participant agrees to be bound by the non-competition and confidentiality provisions set forth on Schedule A, which is incorporated herein and made a part hereof.

10.           Definitions.  For purposes of this Award Agreement:

“Measurement Date” means each date occurring on or after the first Sell Down Date to occur after the Effective Date on which a Sponsor Inflow occurs.  For the sake of clarity, the first Measurement Date shall be the date on which the Sell Down Date occurs after the Effective Date.

“Sales Costs” means any costs or expenses (including legal or other advisor costs and expenses), fees (including investment banking fees), commissions or discounts payable directly by Sponsor or any of its Affiliates in connection with, arising out of or relating to any sale or other disposition of equity security interests in the Company (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).

“Sell Down Date” means the first date on which the Sponsor and its Affiliates collectively own no more than 20% of the number of Shares they own immediately after the Effective Date (determined after making any equitable adjustments for changes in the Common Stock due to splits, consolidations, reorganizations, mergers or similar events).

“Sponsor Inflows” means, without duplication, as of any Measurement Date, all cash (including cash dividends, cash distributions and cash proceeds, but excluding management fees, transaction related fees, Sales Costs and expense reimbursements) received (on a cumulative basis) by the Sponsor, net of Sales Costs, with respect to or in exchange for equity securities (including securities which are convertible into equity securities) of the Company (whether such payments are received from the Company or any third party) from the Effective Date through such Measurement Date.  For the sake of clarity, Sponsor Inflows shall be determined after giving effect to Awards exercised, settled, or vested in connection with the applicable event triggering the Measurement Date.

“Sponsor IRR” means, as of any Measurement Date, the annual interest rate (compounded annually) which, when used to calculate the net present value as of the Effective Date of all Sponsor Inflows and the net present value as of the Effective Date of all Sponsor Outflows, causes the difference between such net present value amounts to equal zero.  For purposes of the Sponsor IRR calculation, each Sponsor Inflow and each Sponsor Outflow shall be deemed to have been received or made on the last day of the calendar month in which such Sponsor Inflow or Sponsor Outflow is received or made. The Sponsor IRR shall be determined in good faith by the Committee.

“Sponsor Outflows” means, without duplication, as of any Measurement Date, all payments made by the Sponsor (on a cumulative basis) with respect to, or in exchange for, equity securities (including securities which are convertible into equity securities) of the Company (whether such payments are made to the Company or any third party) from the Effective Date until such Measurement Date.

11.           Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or other electronic transmission.  A notice to the Company shall be addressed to the Company and delivered to its principal executive office.  A notice to the Participant shall be delivered to the address, fax number or e-mail address that he or she most recently provided to the Company, or at such other address, fax number or e-mail address that he or she may hereafter specify. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York, New York time, in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.  Any notice, request or other written communication sent by facsimile transmission or electronic transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one business day, or by personal delivery, whether by courier or otherwise, made within two business days after the date of such facsimile transmissions; provided that such confirmation mailing or delivery shall not affect the date of receipt, which will be the date that the facsimile successfully transmitted the notice, request or other communication.

12.           Entire Agreement.  This Award Agreement (including any schedules attached hereto) and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

13.           Waiver.  No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14.           Successors and Assigns.  The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

15.           Choice of Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.

SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF, OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION.  EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.           Option Subject to Plan.  By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.           Amendment.  The Committee may amend or alter this Award Agreement and the Option granted hereunder at any time; provided that, subject to Articles 7, 8, and 9 of the Plan, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Award Agreement or with respect to the Option.

18.           Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.           Signature in Counterparts.  This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*                          *                          *

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

ARMORED AUTOGROUP PARENT INC.

By
Name:
Title

Agreed and acknowledged as
of the date first above written:

Name:

[SIGNATURE PAGE TO NONQUALIFIED STOCK OPTION AWARD AGREEMENT]

SCHEDULE A

1.1           Capitalized Terms.  Capitalized terms used in this Schedule A without definition shall have the meaning ascribed to such terms in the Plan or the Award Agreement to which this Schedule A relates.

1.2           Non-Compete Undertakings.

(a)           Except as provided below, the Participant, for so long as he/she is providing Services to the Company or any of its Subsidiaries, and for the Non-Competition Period, the Participant shall not, without the express written consent of the Company, directly or indirectly, engage in any activity with, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) any Company Competitor (as defined in the Stockholders Agreement).

(b)           The Participant agrees that for so long as he/she is employed by the Company or any of its Subsidiaries, and for the Non-Competition Period, the Participant shall not, directly or indirectly, (i) solicit for employment or employ any person who is employed by the Company, (ii) encourage any officer, employee, client, customer or supplier to terminate or alter his, her, or its relationship or employment with the Company or any of its Subsidiaries, or (iii) solicit for or on behalf of any Company Competitor any client, customer or supplier of the Company or any of its Subsidiaries, or divert to any Person any client or business opportunity of the Company or any of its Subsidiaries.

(c)           The term “Non-Competition Period” shall mean the period commencing on the last day of the Participant’s Service relationship with the Company or any of its Subsidiaries and ending on the first anniversary of the last day of such Participant’s Service relationship with the Company or any of its Subsidiaries.  In the event of any violation of the provisions of this Section 1.2 of this Schedule A, the Participant acknowledges and agrees that the Non-Competition Period shall be extended by a period of time equal to the period of such violation (it being the intention of the parties hereto that the running of the Non-Competition Period shall be tolled during any period of such violation).

(d)           In furtherance and not in limitation of the foregoing restrictions, during the Participant’s Service relationship with the Company or any of its Subsidiaries and for the Non-Competition Period, subject to the Participant’s duties to the Company or its Subsidiaries, the Participant shall not devote any time to consulting, lecturing or engaging in other self-employment or employment activities without the prior written consent of the Company.

1.3           Business Opportunities.  The Participant, while he/she is providing Services to the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he/she may discover, find, develop or otherwise have available to him/her in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

1.4           Confidentiality.  The Participant acknowledges that he/she has and will necessarily become informed of, and have access to, certain valuable and confidential information of the Company, Sponsor and their respective Affiliates, including, without limitation, trade secrets, technical information, plans, lists of patients, data, records, fee schedules, computer programs, manuals, processes, methods, intangible rights, contracts, agreements, licenses, personnel information and the identity of customers (collectively, the “Confidential Information”), and that the Confidential Information, even though it maybe contributed, developed or acquired in whole or in part by the Participant is the Company’s exclusive property to be held by the Participant in trust and solely for the Company’s benefit.  Accordingly, except as required by law, the Participant shall not, at any time, either during or subsequent to his/her Service, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than the Participant.  Upon the termination of his/her employment, the Participant shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverable Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business which are in the Participant’s possession or control.

1.5           Enforcement.

(a)           If, at the time of enforcement of the provisions of this Schedule A, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Participant and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent permissible under applicable law.  To the extent that any provision of this Schedule A or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Schedule A shall be unaffected and shall continue in full force and effect.

(b)           The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Schedule A would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

(c)           In signing the Award Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this Schedule A and the restraints imposed on the Participant’s conduct hereunder.  The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints.  The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Participant further covenants that the Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Schedule A.  It is also agreed that each of the Company’s Affiliates will have the right to enforce all of the Participant’s obligations to that Affiliate under this Schedule A.

(d)           The obligations contained in this Schedule A shall survive the termination of the Participant’s Service relationship with the Company and its Subsidiaries and shall be fully enforceable thereafter.